SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2002

Clarion Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	0-24690 (Commission File Number)	91-1407411 (I.R.S. Employer Identification No.)

38 West Fulton, Suite 400, Grand Rapids, Michigan (Address of principal executive offices)	49503 (Zip Code)

(616) 233-6680
(Registrant's telephone number,
including area code)

Item 5. Other Events

Effective May 1, 2002, Clarion Technologies, Inc. entered into a long term Supply Agreement with a major customer providing for the purchase by that customer of Company parts. In addition, on June 12, 2002, the senior lenders to Clarion Technologies, Inc. extended their debt maturity dates to April 30, 2003. On June 12, 2002, the Company’s mezzanine lenders also agreed to defer interest payments until April 30, 2003.

Clarion Technologies Inc.‘s press release, dated June 24, 2002, relating to the Supply Agreement and the restructuring of the terms of its debt, is attached hereto as Exhibit 99.1.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 24, 2002	CLARION TECHNOLOGIES, INC.
By: /s/ William Beckman William Beckman President

::ODMA\PCDOCS\GRR\718016\3

EXHIBIT 99.1

CLARION TECHNOLOGIES, INC.

NEWS RELEASE
CONTACT: TERRI STREELMAN
(616) 233-6680

CLARION TECHNOLOGIES ANNOUNCES LONG TERM SUPPLY AGREEMENT AND EXTENSION OF SENIOR DEBT

Grand Rapids, MI (June 24, 2002) - Clarion Technologies, Inc. (OTCBB: CLAR.OB) announced today that it has entered into a long-term Supply Agreement with one of its customers to continue to supply parts to that customer during the following five years. This agreement represents growth opportunities of $240 million over the life of the contract. The Company and this customer expect that this agreement will result in annual purchase volumes of $60 million, $80 million and $100 million by December 31, 2002, 2003 and 2004, respectively.

Bill Beckman, President of Clarion, stated, “We are pleased with our customer’s commitment to our manufacturing relationship, a commitment made in recognition of the expertise and value that we provide. We are excited, as well, about the new business that we expect to come our way. Entering into the Supply Agreement represents another step in the continued execution of our business strategy, which is to be a key supplier in the increasingly consolidated injection molding industry. As a result, Clarion will continue to expand sales and increase throughput in our current injection molding plants.”

Clarion also announced that it has reached agreements with its senior lenders to extend the maturity date of the debt owed to each of them and make certain principal and interest payments. The maturity date of the debt has been extended from June 28, 2002, to April 30, 2003. In addition, the Company’s mezzanine lenders have agreed to defer interest payments on their debt through April 30, 2003.

Mr. Beckman stated, “Over the past six to nine months, we have implemented many operational and business improvements and are now beginning to reap the financial benefits, which include our ability to work with our lenders and achieve the extension of these due dates. With the support of our lenders, we hope to continue to focus on our long term strategy and position ourselves to be a leader in our primary markets.”

Clarion Technologies, Inc. operates four manufacturing facilities in Michigan and South Carolina with approximately 145 injection molding machines ranging in size from 55 to 1500 tons of clamping force. The Company’s headquarters are located in Grand Rapids, Michigan. Further information about Clarion Technologies can be obtained on the web at www.clariontechnologies.com or by contacting Terri Streelman at (616)233-6680.

With the exception of historical factual information, the statements made in this press release include forward-looking statements. These statements are based upon current expectations and are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual result to differ materially from those included in or contemplated by the statements. These assumptions, risks and uncertainties include, but are not limited to expectations regarding volumes of business to be generated by the Supply Agreement, any further negotiations with the Company’s lenders, those discussed or indicated in the Company’s Annual Report on Form 10-K for the year ended December 29, 2001 and in all documents filed by the Company with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.